Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) by and between Jamie Dananberg, M.D. (“Executive”), and Unity Biotechnology, Inc., a Delaware corporation (the “Company”), is made effective as of the eighth (8th) day following the date Executive signs this Agreement (the “Effective Date”) with reference to the following facts:

A. Executive’s employment with the Company and each of its affiliates ended on April 30, 2023 (the “Termination Date”).

B. Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.
Termination Date. Executive acknowledges and agrees that Executive’s status as an employee and an officer of the Company ended effective as of the Termination Date. Executive hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of Executive’s status as an officer of the Company.
2.
Final Paycheck; Equity Awards; Payment of Expenses.
(a)
Final Paycheck. To the extent not already paid, the Company will pay Executive all accrued but unpaid base salary and all accrued but unused vacation earned through the Termination Date, subject to standard payroll deductions and withholdings. Executive is entitled to these payments regardless of whether Executive executes this Agreement.
(b)
Equity Awards. Executive held certain equity awards covering Company common stock as of the Termination Date, including stock options, restricted stock units, and restricted stock acquired upon exercise of stock options prior to vesting (collectively, the “Equity Awards”). Executive acknowledges that, except as otherwise provided in Section 3(c)(iii) hereof or in any consulting agreement entered into between Executive and the Company, each restricted stock unit, stock option and share of Company common stock that was unvested as of the Termination Date shall not be eligible to vest after the Termination Date and, unless the vesting thereof is accelerated under Section 3(c)(iii) hereof or the termination thereof is extended pursuant to any such consulting agreement, each such restricted stock unit and stock option shall be forfeited on the 3-month anniversary of the Termination Date and the right of repurchase on any restricted shares of Company common stock shall be deemed exercised as of such 3-month anniversary (and the Company shall pay the repurchase price thereof no later than 30 days after such deemed exercise). Each stock option, to the extent vested as of the Termination Date, will remain outstanding and exercisable for the period set forth in the applicable agreement governing the stock option.
(c)
Business Expenses. The Company shall reimburse Executive for all outstanding expenses incurred prior to the Termination Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and

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documenting such expenses. Executive is entitled to these reimbursements regardless of whether Executive executes this Agreement.
3.
Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to (i) the execution of this Agreement on or after the Termination Date, and (ii) Executive’s performance of Executive’s continuing obligations pursuant to this Agreement and that certain At-Will Employment, Confidential Information, Invention and Assignment, and Arbitration Agreement entered into between Executive and the Company on December 22, 2015 (the “Confidentiality Agreement”), to provide Executive the severance benefits set forth below. Specifically, the Company and Executive agree as follows:
(a)
Base Salary Severance. On the first payroll date following the date this Agreement becomes effective and irrevocable, the Company shall pay Executive an amount equal to nine (9) months of Executive’s base salary at the rate in effect immediately prior to the Termination Date, less applicable withholdings and deductions, in a single cash lump sum.
(b)
Healthcare Continuation Coverage. If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the premiums for Executive and Executive’s covered dependents at the same levels in effect on the Termination Date during the period commencing on the Termination Date and ending on the earlier to occur of (i) the nine month anniversary of the Termination Date and (ii) the date Executive becomes eligible for comparable coverage under another employer’s plans, provided, however that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the remaining continuation coverage period. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Executive acknowledges that Executive shall be solely responsible for all matters relating to Executive’s continuation of coverage pursuant to COBRA, including, without limitation, Executive’s election of such coverage and Executive’s timely payment of premiums.
(c)
Change in Control Enhanced Severance. In the event that a Change in Control (as defined in that certain Employment Agreement between the Company and Executive dated as of January 29, 2018, as amended March 9, 2020 (the “Employment Agreement”)) occurs on or before the three month anniversary of April 30, 2023, then:
(i)
in addition to the base salary continuation provided pursuant to Section 4(a) hereof, Executive shall be entitled to a cash, lump sum payment consisting of three (3) months of his base salary plus Executive’s target annual bonus, payable on the first regular payroll date following the date of the consummation of the Change in Control;
(ii)
the COBRA Continuation Benefit provided pursuant to Section 4(b) hereof shall be provided through the earlier to occur of (i) the twelve month

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anniversary of the Termination Date and (ii) the date Executive becomes eligible for comparable coverage under another employer’s plans; and
(iii)
The Company shall cause any unvested Equity Awards held by Executive as of the Termination Date to become fully vested and, if applicable, exercisable, and cause all restrictions and rights of repurchase on such awards to lapse with respect to all of the shares of the Company’s common stock subject thereto.
(d)
Taxes. Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions. To the extent any taxes may be payable by Executive for the benefits provided to Executive by this Agreement beyond those withheld by the Company, Executive agrees to pay them and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by Executive to make required payments.
(e)
SEC Reporting. Executive acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Executive will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report any matching transactions in Company common stock for six (6) months following the Termination Date. Executive hereby agrees not to undertake, directly or indirectly, any reportable transactions until the end of such six (6) month period.
(f)
Sole Separation Benefit. Executive agrees that the payments and benefits provided by this Section 3 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement. Executive acknowledges and agrees that the payments and benefits referenced in this Section 3 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.
4.
Full Payment. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of Executive’s employment with the Company and the termination thereof. Executive further acknowledges that, other than the Confidentiality Agreement and the agreements evidencing Executive’s Equity Awards, this Agreement shall supersede each agreement entered into between Executive and the Company regarding Executive’s employment, including, without limitation, the Employment Agreement and any other offer letter, employment agreement, severance and/or change in control agreement, and each such agreement shall be deemed terminated and of no further effect as of the Effective Date.
5.
Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 5, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its directors, officers, employees, investors or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.
(a)
On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in

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equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq. (the “ADEA”); Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Executive Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102; the California WARN Act, California Labor Code §§ 1400 et. seq.; and California Labor Code §§ 1102.5(a),(b), Claims for wages under the California Labor Code and any other federal, state or local laws of similar effect, Claims under the employment and civil rights laws of California, Claims for breach of contract, Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing, and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(b)
Notwithstanding the generality of the foregoing, Executive does not release the following claims:
(i)
Claims under this Agreement;
(ii)
Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(iii)
Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iv)
Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;
(v)
Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;

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(vi)
Claims for indemnification under any indemnification agreement between Executive and the Company, the Company’s Bylaws, California Labor Code Section 2802 or any other applicable law; and
(vii)
Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.
(c)
Acknowledgement. Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA. Executive also acknowledges that the consideration given for the waiver and release herein is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing, as required by the ADEA, that:
(i)
Executive’s waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement;
(ii)
Executive has been advised hereby that Executive has the right to consult with an attorney prior to executing this Agreement;
(iii)
Executive has twenty-one (21) days to execute this Agreement (although Executive may choose to voluntarily execute this Agreement earlier);
(iv)
Executive has seven (7) days following the execution of this Agreement by Executive to revoke the Agreement. If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. Pacific Time on the 7th day following Executive’s execution of this Agreement to the Company’s General Counsel with a copy to the CEO. Executive understands that if Executive revokes this Agreement, it will be null and void in its entirety, and Executive will not be entitled to any payments or benefits provided by Section 3 of the Agreement unless and until such seven (7) day period has expired;
(v)
this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Agreement is executed by Executive; and
(vi)
this Agreement does not affect Executive’s ability to test the knowing and voluntary nature of this Agreement.
(d)
EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

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BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

6.
Non-Disparagement, Transition and Transfer of Company Property. Executive further agrees that:
(a)
Non-Disparagement. Executive agrees that Executive will not make statements or representations to any person, entity or firm which could reasonably be expected to cast the Company or any entity or employee affiliated with the Company in an unfavorable light or which could reasonably be anticipated to adversely affect the name or reputation of the Company or any entity affiliated with the Company, or the name or reputation of any officer, agent or employee of the Company or of any entity affiliated with the Company. Notwithstanding the foregoing, nothing in this Section 6(a) shall prevent Executive from making any truthful statement to the extent (i) necessary to rebut any untrue public statements made about him or her; (ii) necessary with respect to any litigation, arbitration or mediation involving this Agreement and the enforcement thereof; or (iii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such person.
(b)
Transition. Each of the Company and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other employee(s) of the Company.
(c)
Transfer of Company Property. Executive represents and warrants that Executive has returned to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which Executive had in Executive’s possession, custody or control as of the Termination Date.
7.
Executive Representations. Executive warrants and represents that (a) Executive has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on Executive’s behalf, Executive will immediately cause it to be withdrawn and dismissed, (b) Executive has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled through the date of this Agreement and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in this Agreement, (c) Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the Effective Date, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.
8.
No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any other

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Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.
9.
Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.
10.
Miscellaneous. This Agreement, collectively with the Confidentiality Agreement, any indemnification agreement between Executive and the Company and the agreements evidencing Executive’s Equity Awards (which shall be deemed amended to the extent necessary to reflect Section 2(b) of this Agreement), comprises the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof, including without limitation, the Employment Agreement. The Company and Executive acknowledge that the termination of the Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations. Executive acknowledges that there are no other agreements, written, oral or implied, and that Executive may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
11.
Company Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.
12.
Maintaining Confidential Information; Whistleblower Protection. Executive reaffirms Executive’s obligations under the Confidentiality Agreement. Executive acknowledges and agrees that the payments and benefits provided in Section 3 above shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement. For the avoidance of doubt, nothing in the Confidentiality Agreement or this Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in the Confidentiality Agreement or this Agreement: (i) Executive shall not be in breach of the Confidentiality Agreement or this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other

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proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
13.
Executive’s Cooperation. After the Termination Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during Executive’s employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during Executive’s employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment.

(Signature page(s) follow)

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IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: April 27, 2023	By:	/s/ Jamie Dananberg
	Name:	Jamie Dananberg

UNITY BIOTECHNOLOGY, INC.

DATED: April 27, 2023	By:	/s/ Anirvan Ghosh
	Name:	Anirvan Ghosh
	Title:	CEO

A-1

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